Exhibit 99.2

Item 6. Selected Financial Data
The following selected financial data should be read in conjunction with Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Item 8, "Financial Statements and Supplementary Data" of this Current Report on Form 8-K.
The combined financial statements of EQM have been retrospectively recast to include the pre-acquisition results of ROM, Strike Force and Rice WV, which were acquired by EQM effective on May 1, 2018, AVC, Rager and the Gathering Assets, which were acquired by EQM effective on October 1, 2016, NWV Gathering, which was acquired by EQM on March 17, 2015, the Jupiter natural gas gathering system (Jupiter), which was acquired by EQM on May 7, 2014 (Jupiter Acquisition), and Sunrise Pipeline, LLC (Sunrise), which was merged into EQM on July 22, 2013 (Sunrise Merger), as these were businesses and the transactions were between entities under common control. All recasts are for the periods the businesses were under common control of EQT, which was all pre-acquisition periods except the May 2018 Acquisition of ROM, Strike Force and Rice WV which were acquired by EQT on November 13, 2017. The selected financial data covering the periods prior to the May 2018 Acquisition, prior to the October 2016 Acquisition, prior to the NWV Gathering Acquisition, prior to the Jupiter Acquisition and prior to the Sunrise Merger may not necessarily be indicative of the actual results of operations had ROM, Strike Force, Rice WV, AVC, Rager, the Gathering Assets, NWV Gathering, Jupiter and Sunrise been operated together during those periods.

	As of and for the Years Ended December 31,
	2017	2016	2015	2014	2013
Statements of Combined Operations		(Thousands, except per share amounts)
Operating revenues	$851,339	$732,272	$632,936	$489,218	$362,810
Operating income	594,760	527,856	451,957	332,595	248,628
Net income attributable to EQT Midstream Partners, LP	$584,492	$537,954	$455,126	$284,816	$192,876
Net income per limited partner unit (a)
Basic	$5.19	$5.21	$4.71	$3.53	$2.47
Diluted	5.19	5.21	4.70	3.52	2.46
Cash distributions paid per limited partner unit	$3.655	$3.05	$2.505	$2.02	$1.55

Combined Balance Sheets
Total assets	$5,147,576	$3,075,840	$2,833,358	$1,943,366	$1,437,680
Long-term debt	$1,167,352	$985,732	$493,401	$492,633	$—

(a)
Net income attributable to ROM and Strike Force for the period November 13, 2017 through December 31, 2017, net income attributable to AVC, Rager and the Gathering Assets for periods prior to October 1, 2016, net income attributable to NWV Gathering for periods prior to March 17, 2015, net income attributable to Jupiter for periods prior to May 7, 2014 and net income attributable to Sunrise for periods prior to July 22, 2013 were not allocated to the limited partners for purposes of calculating net income per limited partner unit. See Note 1 to the combined financial statements included in Item 8, "Financial Statements and Supplementary Data" of this Current Report on Form 8-K for further discussion.